Exhibit 10.11
AMENDMENT TO THE
NUFLO TECHNOLOGIES, INC. 401(k) PLAN
AND
MERGER OF THE
NUFLO TECHNOLOGIES, INC. 401(k) PLAN
WITH AND INTO THE
COOPER CAMERON CORPORATION
RETIREMENT SAVINGS PLAN
     WHEREAS, Cooper Cameron Corporation (the “Company”) sponsors the Cooper Cameron Corporation Retirement Savings Plan (the “Cooper Cameron Plan”) and the NuFlo Technologies, Inc. 401(k) Plan (the “NuFlo Plan”);
     WHEREAS, the Company wishes to amend the NuFlo Plan to reduce the NuFlo Plan’s involuntary cashout threshold to $1,000, effective as of March 28, 2005;
     WHEREAS, the Company wishes to amend the NuFlo Plan to eliminate the Fund Shares of marketable securities benefit distribution form, effective December 31, 2005; and
     WHEREAS, the Company desires that the NuFlo Plan be merged with and into the Cooper Cameron Plan, effective as of January 1, 2006;
     NOW, THEREFORE, the NuFlo Plan shall be amended and merged as follows:
I.	Effective as of March 28, 2005, notwithstanding any other NuFlo Plan provision to the contrary, the NuFlo Plan shall be and hereby is amended to reduce the involuntary cashout of small accounts threshold to $1,000.
II.	From and after December 31, 2005, the NuFlo Plan shall be and hereby is amended to eliminate the Fund Shares of marketable securities benefit distribution form provided for in Section 13.01 of the NuFlo Plan Basic Plan Document, and a cash benefit distribution form shall be substituted therefor.
III.	Effective as of January 1, 2006, (the “Plan Merger Date”), in consideration of the foregoing and notwithstanding any provisions of the NuFlo Plan and the Cooper Cameron Plan to the contrary, the NuFlo Plan shall be merged with and into the Cooper Cameron Plan as follows:
     1. The NuFlo Plan is hereby amended, restated, and merged with and into the Cooper Cameron Plan, with the result that the provisions of the Cooper Cameron Plan, as modified herein, replace in their entirety the provisions of the NuFlo Plan. Any provisions of the Cooper Cameron Plan required to have an earlier effective date by applicable statute and/or regulation shall be effective as of the required effective date in such statute and/or regulation and shall apply, as of such required effective date, to the NuFlo Plan as if included therein.

     2. Each Participant of the NuFlo Plan as of the Plan Merger Date (“NuFlo Participant”) shall become a Member of the Cooper Cameron Plan (if such NuFlo Participant is not already a Member of the Cooper Cameron Plan as of such date) upon satisfying the eligibility requirements of Article II of the Cooper Cameron Plan.
     3. The trustee of the NuFlo Plan shall be directed to transfer the assets of the NuFlo Plan to the trustee of the Cooper Cameron Plan as soon as administratively feasible after the Plan Merger Date. All assets shall be transferred in cash, except that outstanding loans from the NuFlo Plan to NuFlo Participants shall be transferred in kind. In order to ensure an orderly transition with respect to the transferred assets of the NuFlo Plan, the Plan Administrator may, in its discretion, temporarily prohibit or restrict withdrawals, loans, execution of, change to, or revocation of a compensation deferral election, change of investment designation of plan account balances, or transfer of amounts in accounts from one investment fund to another investment fund, or other activity as the Plan Administrator deems appropriate; provided that any such temporary cessation or restriction of such activity shall be in compliance with applicable law. Amounts transferred shall initially be invested in such investment fund or funds available under the Cooper Cameron Plan as determined by the Plan Administrator in its discretion; provided, however, that as soon as administratively feasible following the Plan Merger Date, amounts attributable to accounts of NuFlo Participants who are actively participating in the Cooper Cameron Plan as of the Plan Merger Date shall be invested in accordance with the respective investment designations of each such NuFlo Participant as in effect on the date such investment is made. Such transferred amounts shall remain invested in such fund or funds until the NuFlo Participants make new investment designations with respect to such amounts in accordance with the provisions of the Cooper Cameron Plan as in effect on the date of such investment designations.
     4. Amounts credited to NuFlo Participants’ accounts under the NuFlo Plan shall be credited to corresponding accounts under the Cooper Cameron Plan as follows:
(i)	Amounts, if any, credited to a NuFlo Participant’s “Deferral Contributions” subaccount or his “Qualified Nonelective Contributions” subaccount under his “Account” under the NuFlo Plan shall be credited to such participant’s “Basic Account” under the Cooper Cameron Plan;

(ii)	Amounts, if any, credited to a NuFlo Participant’s “Matching Employer Contributions” subaccount or his “Qualified Matching Employer Contributions” subaccount under his “Account” under the NuFlo Plan shall be credited to such participant’s “Matching Account” under the Cooper Cameron Plan;

(iii)	Amounts, if any, credited to a NuFlo Participant’s “Rollover Contributions” subaccount under his “Account” under the NuFlo Plan shall be credited to such participant’s “Rollover/Transfer Account” under the Cooper Cameron Plan; and

(iv)	Amounts, if any, credited to a NuFlo Participant’s “Nonelective Employer Contributions” subaccount under his “Account” under the NuFlo Plan shall be credited to a new “Nonelective Account” to be created under the Cooper Cameron Plan on behalf of such participant.
Subaccounts shall be created under the respective Cooper Cameron Plan accounts for the transferred amounts and earnings thereon (the “Grandfathered Subaccounts”) in order to preserve optional forms of benefit and rights in accordance with Paragraph III.9 below.
     5. For purposes of determining the Vesting Service under the Cooper Cameron Plan of a NuFlo Participant, (i) for the period prior to January 1, 2006, such NuFlo Participant shall be credited with Vesting Service on the date he becomes a Member of the Cooper Cameron Plan with all Years of Service, if any, credited to him for vesting purposes under the NuFlo Plan as of December 31, 2005, and (ii) for the period beginning on January 1, 2006, and thereafter, such NuFlo Participant shall receive credit for Vesting Service in accordance with the provisions of the Cooper Cameron Plan during such period (provided such NuFlo Participant was an Employee during such period).
     6. For purposes of determining the Participation Service under the Cooper Cameron Plan of a NuFlo Participant who is a Part Time Employee or a Temporary Employee, a NuFlo Participant will be credited with (i) the number of one-year periods of eligibility service with which he was credited under the terms of the NuFlo Plan and (ii) for any fractional year of service credited to him under the NuFlo Plan as of the Plan Merger Date, each NuFlo Participant shall be credited with the greater of (a) 45 Hours of Service for participation purposes under the Cooper Cameron Plan for each week or partial week of such fractional year of service and (b) the number of Hours of Service he would otherwise be credited for such period in accordance with Section 2.1(c) of the Cooper Cameron Plan.
     7. The vesting schedule set forth in Section 1.15(b) of the NuFlo Plan Adoption Agreement shall continue to apply with respect to each NuFlo Participant’s Nonelective Account under the Cooper Cameron Plan provided that such NuFlo Participant has three or more Years of Vesting Service under the NuFlo Plan as of the Plan Merger Date. In the case of a NuFlo Participant who does not have three or more Years of Vesting Service under the NuFlo Plan as of the Plan Merger Date, then, as of the Plan Merger Date, such participant shall have a Vested Interest in his Nonelective Account under the Cooper Cameron Plan equal to the Vested portion of such participant’s Nonelective Employer Contributions subaccount under the NuFlo Plan immediately prior to the Plan Merger Date, and thereafter his Vested Interest shall increase (but never decrease, except in the case of a loss of Vesting Service pursuant to Section 7.7 of the Cooper Cameron Plan) in accordance with the vesting schedule in Section 7.2 of the Cooper Cameron Plan based on additional years of Vesting Service (if any) earned by such participant after the Plan Merger Date.
     8. Immediately after the merger and transfer of assets described in Paragraphs III.1 and III.3 above, each NuFlo Participant who becomes or continues to be a Member of the Cooper Cameron Plan shall, in the event the Cooper Cameron Plan is then terminated, be entitled to a benefit which is equal to or greater than the benefit to which such participant would have been entitled under the NuFlo Plan and, if applicable, the Cooper Cameron Plan immediately prior to such transfer if the NuFlo Plan and, if applicable, the Cooper Cameron Plan had then been terminated. The provisions of the preceding sentence shall be construed under applicable federal regulations pursuant to section 208 of the Employee Retirement Income Security Act of 1974, as amended and section 414(l) of the Internal Revenue Code of 1986, as amended (the “Code”).
     9. With respect to the Grandfathered Subaccounts of NuFlo Participants, the Cooper Cameron Plan shall preserve all optional forms of benefit and rights required to be preserved pursuant to section 411(d)(6) of the Code, and any Treasury regulations issued thereunder, as amended from time to time, including, but not limited to, the optional forms of benefit and rights described in Appendix A hereto.
     10. The loan procedures available to Members under Article IX of the Cooper Cameron Plan shall be applicable to a NuFlo Participant’s vested interest in his Separate Accounts under the Cooper Cameron Plan; provided, however, that any loan made to a NuFlo Participant under the NuFlo Plan before the Plan Merger Date shall be administered by the Plan Administrator in accordance with Article 9 of the NuFlo Plan Basic Plan Document and the loan policy adopted pursuant thereto.
     11. The beneficiary designations of each NuFlo Participant in effect under the NuFlo Plan on the Plan Merger Date shall remain in effect under the Cooper Cameron Plan unless and until such participant executes a new beneficiary designation in accordance with the provisions of the Cooper Cameron Plan; provided, however, that all Account balances in the Cooper Cameron Plan from and after the Plan Merger Date (including amounts transferred from the NuFlo Plan) shall be subject to any beneficiary designation executed by a NuFlo Participant who was also a Member of the Cooper Cameron Plan prior to the Plan Merger Date, regardless of whether such beneficiary designation was executed before the Plan Merger Date, unless and until such time as such NuFlo Participant executes a new beneficiary designation form under the Cooper Cameron Plan; and provided further, however, that if the preceding proviso applies to a NuFlo Participant, any beneficiary designation executed by such Participant under the NuFlo Plan prior to the Plan Merger Date shall become null and void as of the Plan Merger Date.
     12. To the extent any forfeitures of Matching Employer Contributions or Nonelective Employer Contributions under the NuFlo Plan exist as of the Plan Merger Date, such forfeitures may be applied to offset Employer contribution obligations for NuFlo Participants under the Cooper Cameron Plan.
     13. Each capitalized term used in this instrument shall have the meaning ascribed to such term under the NuFlo Plan or the Cooper Cameron Plan, as applicable, unless otherwise defined herein.
     14. Except to the extent required under applicable law, the benefits and rights of any NuFlo Participant who terminates employment prior to the Plan Merger Date shall be governed by the terms and provisions of the NuFlo Plan as in effect on the date of such termination of employment.

     15. As to affected individuals, the Cooper Cameron Plan is hereby amended to reflect and incorporate the provisions of this instrument. Any provision of the NuFlo Plan or the Cooper Cameron Plan that is inconsistent with any provision of this instrument shall be considered to be and hereby is amended by this instrument.
     EXECUTED this 21st day of December, 2005, effective for all purposes as provided above.

COOPER CAMERON CORPORATION

By: /s/ Jane Schmitt
Name: Jane Schmitt
Title: VP, Human Resources

APPENDIX A
to
MERGER OF THE
NUFLO TECHNOLOGIES, INC.
401(k) PLAN
WITH AND INTO THE
COOPER CAMERON CORPORATION
RETIREMENT SAVINGS PLAN
This Appendix A shall apply to the Grandfathered Subaccounts of NuFlo Participants in lieu of certain otherwise applicable provisions of the Cooper Cameron Plan. To the extent the provisions of this Appendix A conflict with other provisions of the Cooper Cameron Plan, this Appendix A shall control with respect to the Grandfathered Subaccounts of NuFlo Participants.
     1. Rollover and Transfer Account Withdrawals. In addition to the withdrawal rights contained in Article VIII of the Cooper Cameron Plan, NuFlo Participants may withdraw all or any part of their Grandfathered Subaccounts (to the extent vested) under their Rollover/Transfer Accounts under the Cooper Cameron Plan at any time.

A - 1